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                                                                    EXHIBIT 11.1

                       PAREXEL INTERNATIONAL CORPORATION

         STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                                    THREE MONTHS
                                                                                        ENDED
                                                         YEAR ENDED JUNE 30,        SEPTEMBER 30,
                                                      --------------------------   ---------------
                                                       1994      1995      1996     1995     1996
                                                      ------   --------   ------   ------   ------
Net income (loss)...................................  $2,423   $(10,630)  $4,599   $  742   $1,936
Net interest income pursuant to APB 15, paragraph
  38(b).............................................     123         --       --       47       --
                                                      ------   --------   ------   ------   ------
Net income (loss) attributable to common shares.....  $2,546   $(10,630)  $4,599   $  789   $1,936
                                                      ======   ========   ======   ======   ======
Weighted average common shares outstanding:
     a. Shares attributable to common stock
       outstanding..................................     750        842    6,452      844    8,385
     b. Shares attributable to convertible preferred
       stock outstanding............................   4,200         --       --    4,237       --
     c. Shares attributable to common stock options
       and preferred stock warrants pursuant to APB
       15, paragraph 38(b)..........................     796         --      328      652      243
     d. Shares attributable to common stock options
       pursuant to SAB 83...........................       1          1       --        1       --
                                                      ------   --------   ------   ------   ------
Weighted average common shares outstanding..........   5,747        843    6,780    5,734    8,628
                                                      ======   ========   ======   ======   ======
Net income (loss) per share.........................  $ 0.44   $ (12.61)  $ 0.68   $ 0.14   $ 0.22
                                                      ======   ========   ======   ======   ======
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